Exhibit 99.1

ELEVANCE HEALTH REPORTS SECOND QUARTER 2022 RESULTS,

RAISES FULL YEAR OUTLOOK

•	Second quarter GAAP net income was $6.79 per share, including net negative adjustment items of $1.25 per share. Adjusted net income was $8.04* per share.

•	Operating revenue grew 15.6% over the prior year quarter to $38.5 billion.

•	Operating gain grew 13.7% over the prior year quarter to $2.4 billion.

•	Medical enrollment increased 2.7 million members year-over-year and 276 thousand members during the quarter to 47.1 million members.

•	Third quarter 2022 dividend of $1.28 per share declared to shareholders.

Indianapolis, Ind.—July 20, 2022—Elevance Health, Inc. (NYSE: ELV) reported second quarter 2022 results reflecting strong financial performance, including double-digit growth in revenue, operating earnings, and adjusted earnings per share.

“The disciplined execution of our strategy, and the balance and resilience of our diversified portfolio of businesses has enabled us to deliver another quarter of strong organic growth, and we have raised our outlook for 2022 earnings per share as a result,” said Gail K. Boudreaux, President and CEO. “Our recent name change to Elevance Health and the broader rebranding strategy underscores our transformation to a lifetime, trusted health partner and our diversified set of businesses that lend resilience in any business environment. We are uniquely well-positioned for growth in the future as we remain focused on meeting the needs of our clients and customers.”

The Company now expects GAAP net income to be greater than $25.28 per share, including approximately $3.42 per share of net unfavorable items. The Company now expects full-year adjusted net income to be greater than $28.70 per share, based on stronger than expected results year-to-date.

*	Refer to GAAP reconciliation tables on page 14.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $6.79 per share in the second quarter, including net negative adjustment items of $1.25 per share. Adjusted net income was $8.04* per share, up 14.4% from $7.03 in the same period a year ago.

*	Please refer to the GAAP reconciliation tables on page 14.

Membership: Medical enrollment totaled approximately 47.1 million members as of June 30, 2022, an increase of 2.7 million, or 6.1 percent from the prior year quarter. Government Business enrollment increased by 1.6 million lives compared to the prior year quarter, primarily driven by organic growth in the Medicaid business, aided by the suspension of eligibility recertification efforts in our markets, the launch of Healthy Blue in North Carolina, the acquisitions of Paramount Advantage and Integra Managed Care and organic growth in Medicare Advantage. Commercial & Specialty Business enrollment increased by 1.2 million year over year primarily driven by strong sales in both fee-based and risk-based businesses.

During the second quarter of 2022, medical enrollment increased by 276 thousand lives driven by organic growth in Medicaid due to suspension of eligibility recertification, higher BlueCard activity and the acquisition of Integra Managed Care, which added 43 thousand members.

Operating Revenue: Operating revenue was $38.5 billion in the second quarter of 2022, an increase of $5.2 billion, or 15.6 percent, from the prior year quarter. The increase was driven by higher premium revenue due to membership growth in Medicaid, the acquisitions of MMM and Paramount Advantage, as well as premium rate increases to cover overall cost trends and growth in Medicare Advantage and Commercial risk-based membership. The increase in operating revenue was further attributable to the growth in pharmacy product revenue within IngenioRx, the acquisition of Integra Managed Care and the launch of Healthy Blue in North Carolina.

Benefit Expense Ratio: The benefit expense ratio was 87.0 percent in the second quarter of 2022, an increase of 20 basis points over the prior year quarter. The increase was primarily driven by a shift in mix of business driven by faster growth in Government programs, which have a higher benefit expense ratio, as compared to growth in the Commercial & Specialty risk business, which represented 27% of premium revenue in the second quarter, down from 29% in the prior year quarter.

Medical claims reserves established at December 31, 2021 developed in line with the Company’s expectations as of the second quarter of 2022.

Days in Claims Payable: Days in Claims Payable was 47.8 days as of June 30, 2022, an increase of 0.9 days from March 31, 2022 and a decrease of 0.3 days compared to June 30, 2021. The timing of certain provider pass-through payments and corresponding reserves set in the current year had the effect of increasing Days in Claims Payable by 1.8 days, which we expect will reverse in the third quarter, while the timing of the acquisitions of MMM and myNEXUS increased Days in Claims Payable by 1.6 days in the second quarter of 2021.

SG&A Expense Ratio: The SG&A expense ratio was 11.1 percent in the second quarter of 2022, a decrease of 40 basis points from 11.5 percent in the second quarter of 2021. The decrease was primarily driven by operating expense leverage associated with growth in operating revenue, partially offset by increased spend to support growth.

Operating Cash Flow: Operating cash flow was approximately $2.5 billion, or 1.5 times net income in the second quarter of 2022, an increase of $769 million as compared to the prior year quarter. The year-on-year increase was driven by the impact of working capital changes, including the timing of certain provider pass-through payments.

Share Repurchase Program: During the second quarter of 2022, the Company repurchased 1.3 million shares of its common stock for $624 million, at a weighted average price of $489.07. Year-to-date, as of the end of the second quarter, the Company repurchased 2.5 million shares of its common stock for $1.2 billion, at a weighted average price of $471.72. As of June 30, 2022, the Company had approximately $3.0 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the second quarter of 2022, the Company paid a quarterly dividend of $1.28 per share, representing a distribution of cash totaling $309 million.

On July 19, 2022, the Audit Committee of the Company’s Board of Directors declared a third quarter 2022 dividend to shareholders of $1.28 per share. The third quarter dividend is payable on September 23, 2022, to shareholders of record at the close of business on September 9, 2022.

Investment Portfolio & Capital Position: During the second quarter of 2022, the Company recorded net losses of $231 million. During the second quarter of 2021, the Company recorded net gains of $172 million. These amounts are excluded from adjusted earnings per share.

As of June 30, 2022, the Company’s net unrealized loss position in the investment portfolio was $2.0 billion, consisting primarily of fixed maturity securities. As of June 30, 2022 cash and investments at the parent company totaled approximately $948 million.

REPORTABLE SEGMENTS

Elevance Health has four reportable segments: Commercial & Specialty Business (comprised of Individual, Group risk-based, Group fee-based, and BlueCard businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx; and Other (comprised of the Carelon companies, formerly known as our Diversified Business Group, and corporate expenses not allocated to our other reportable segments).

Elevance Health, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30				Six Months Ended June 30
	2022	2021	Change		2022	2021	Change
Operating Revenue
Commercial & Specialty Business	$10,561	$9,550	10.6%		$20,830	$19,041	9.4%
Government Business	23,835	20,066	18.8%		47,593	39,349	21.0%
IngenioRx	7,071	6,219	13.7%		13,754	12,081	13.8%
Other	3,298	2,517	31.0%		6,519	4,887	33.4%
Eliminations	(6,283)	(5,073)	23.9%		(12,328)	(9,981)	23.5%

Total Operating Revenue[1]	$38,482	$33,279	15.6%		$76,368	$65,377	16.8%
Operating Gain
Commercial & Specialty Business	$806	$791	1.9%		$1,888	$2,059	(8.3)%
Government Business	996	868	14.7%		1,785	1,346	32.6%
IngenioRx	479	405	18.3%		877	812	8.0%
Other	86	17	405.9%		264	25	956.0%

Total Operating Gain[1]	$2,367	$2,081	13.7%		$4,814	$4,242	13.5%
Operating Margin
Commercial & Specialty Business	7.6%	8.3%	(70	) bp	9.1%	10.8%	(170	) bp
Government Business	4.2%	4.3%	(10	) bp	3.8%	3.4%	40	bp
IngenioRx	6.8%	6.5%	30	bp	6.4%	6.7%	(30	) bp
Total Operating Margin[1]	6.2%	6.3%	(10	) bp	6.3%	6.5%	(20	) bp

1.	See “Basis of Presentation” on page 6 herein.
2.	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $806 million in the second quarter of 2022, an increase of $15 million from $791 million in the second quarter of 2021. The increase was primarily driven by the positive contribution from growth in risk- and fee-based membership, partially offset by the net unfavorable effect of COVID.

Government Business: Operating gain in the Government Business segment was $996 million in the second quarter of 2022, an increase of $128 million from $868 million in the second quarter of 2021. The increase was primarily attributable to premium rates in Medicare that better reflect the acuity of our members and membership growth in Medicaid.

IngenioRx: Operating gain was $479 million in the second quarter of 2022, an increase of $74 million from $405 million in the second quarter of 2021. The increase was driven by an in-year out of period favorable adjustment and the impact of higher prescription volume associated with growth in integrated medical and pharmacy members.

Other: The Company reported an operating gain of $86 million in the Other segment for the second quarter of 2022, an increase of $69 million from $17 million in the prior year quarter. The increase was driven by improved performance in Carelon’s affiliated and unaffiliated earnings.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s second quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	866-430-8797 (Domestic Replay)
312-470-0178 (International)	203-369-0943 (International Replay)

The access code for today’s conference call is 3972058. The replay will be available from 11:30 a.m. EDT today, until the end of the day on August 20, 2022. The call will also be available through a live webcast at www.elevancehealth.com under the “Investors” link. A webcast replay will be available following the call.

Elevance Health Contacts:

Investor Relations	Media
Stephen Tanal	Leslie Porras
Stephen.Tanal@elevancehealth.com	Leslie.Porras@elevancehealth.com

About Elevance Health, Inc.

Elevance Health is a lifetime, trusted health partner fueled by its purpose to improve the health of humanity. The company supports consumers, families, and communities across the entire care journey – connecting them to the care, support, and resources they need to lead healthier lives. Elevance Health’s companies serve more than 118 million people through a diverse portfolio of industry-leading medical, digital, pharmacy, behavioral, clinical, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on Twitter and Elevance Health on LinkedIn.

Elevance Health, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	June 30, 2022	June 30, 2021	March 31, 2022	June 30, 2021	March 31, 2022
Medical Membership
Commercial & Specialty Business
Individual	803	738	818	8.8%	(1.8)%
Group Risk-Based	4,020	3,851	4,028	4.4%	(0.2)%

Commercial Risk-Based	4,823	4,589	4,846	5.1%	(0.5)%
BlueCard®	6,445	6,235	6,370	3.4%	1.2%
Group Fee-Based	20,086	19,372	20,148	3.7%	(0.3)%

Commercial Fee-Based	26,531	25,607	26,518	3.6%	—%

Total Commercial & Specialty Business	31,354	30,196	31,364	3.8%	—%
Government Business
Medicare Advantage	1,946	1,824	1,921	6.7%	1.3%
Medicare Supplement	942	936	939	0.6%	0.3%

Total Medicare	2,888	2,760	2,860	4.6%	1.0%
Medicaid	11,181	9,754	10,919	14.6%	2.4%
Federal Employees Health Benefits	1,628	1,631	1,632	(0.2)%	(0.2)%

Total Government Business	15,697	14,145	15,411	11.0%	1.9%

Total Medical Membership	47,051	44,341	46,775	6.1%	0.6%

Other Membership
Life and Disability Members	4,779	4,732	4,679	1.0%	2.1%
Dental Members	6,620	6,606	6,649	0.2%	(0.4)%
Dental Administration Members	1,589	1,497	1,588	6.1%	0.1%
Vision Members	9,385	7,819	9,211	20.0%	1.9%
Medicare Part D Standalone Members	276	433	279	(36.3)%	(1.1)%

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended June 30
	2022	2021	Change
Revenues
Premiums	$33,076	$28,533	15.9%
Product revenue	3,568	3,042	17.3%
Administrative fees and other revenue	1,838	1,704	7.9%

Total operating revenue	38,482	33,279	15.6%
Net investment income	381	400	(4.8)%
Net (losses) gains on financial instruments	(231)	172	(234.3)%

Total revenues	38,632	33,851	14.1%
Expenses
Benefit expense	28,777	24,763	16.2%
Cost of products sold	3,069	2,614	17.4%
Selling, general and administrative expense	4,269	3,821	11.7%
Interest expense	208	205	1.5%
Amortization of other intangible assets	166	90	84.4%
Loss on extinguishment of debt	—	5	(100.0)%

Total expenses	36,489	31,498	15.8%

Income before income tax expense	2,143	2,353	(8.9)%
Income tax expense	493	552	(10.7)%

Net income	1,650	1,801	(8.4)%
Net loss/(income) attributable to noncontrolling interests	3	(8)	NM

Shareholders’ net income	$1,653	$1,793	(7.8)%

Shareholders’ net income per diluted share	$6.79	$7.25	(6.3)%

Diluted shares	243.4	247.4	(1.6)%
Benefit expense as a percentage of premiums	87.0%	86.8%	20 bp
Selling, general and administrative expense as a percentage of total operating revenue	11.1%	11.5%	(40	) bp
Income before income tax expense as a percentage of total revenue	5.5%	7.0%	(150	) bp

“NM” = calculation not meaningful

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Six Months Ended June 30
	2022	2021	Change
Revenues
Premiums	$65,861	$56,209	17.2%
Product revenue	6,869	5,779	18.9%
Administrative fees and other revenue	3,638	3,389	7.3%

Total operating revenue	76,368	65,377	16.8%
Net investment income	741	691	7.2%
Net (losses) gains on financial instruments	(382)	168	(327.4)%

Total revenues	76,727	66,236	15.8%
Expenses
Benefit expense	56,992	48,462	17.6%
Cost of products sold	5,952	4,927	20.8%
Selling, general and administrative expense	8,610	7,746	11.2%
Interest expense	409	397	3.0%
Amortization of other intangible assets	295	170	73.5%
Loss on extinguishment of debt	—	5	(100.0)%

Total expenses	72,258	61,707	17.1%

Income before income tax expense	4,469	4,529	(1.3)%
Income tax expense	1,024	1,061	(3.5)%

Net income	3,445	3,468	(0.7)%
Net loss/(income) attributable to noncontrolling interests	13	(10)	NM

Shareholders’ net income	$3,458	$3,458	—%

Shareholders’ net income per diluted share	$14.18	$13.95	1.6%

Diluted shares	243.9	247.8	(1.6)%
Benefit expense as a percentage of premiums	86.5%	86.2%	30 bp
Selling, general and administrative expense as a percentage of total operating revenue	11.3%	11.8%	(50	) bp
Income before income tax expense as a percentage of total revenue	5.8%	6.8%	(100	) bp

“NM” = calculation not meaningful

Elevance Health, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,456	$4,880
Fixed maturity securities	25,765	26,267
Equity securities, current	1,572	1,881
Premium receivables	6,757	5,681
Self-funded receivables	3,844	4,010
Other receivables	3,600	3,749
Other current assets	5,661	4,654

Total current assets	53,655	51,122
Long-term investments:
Fixed maturity securities	603	632
Other invested assets	5,398	5,225
Property and equipment, net	4,090	3,919
Goodwill	24,367	24,228
Other intangible assets	10,762	10,615
Other noncurrent assets	2,002	1,719

Total assets	$100,877	$97,460

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$15,127	$13,518
Other policyholder liabilities	5,577	5,521
Unearned income	971	1,153
Accounts payable and accrued expenses	5,850	4,970
Short-term borrowings	175	275
Current portion of long-term debt	2,248	1,599
Other current liabilities	9,360	7,849

Total current liabilities	39,308	34,885
Long-term debt, less current portion	21,165	21,157
Reserves for future policy benefits	822	802
Deferred tax liabilities, net	2,021	2,805
Other noncurrent liabilities	1,694	1,683

Total liabilities	65,010	61,332

Shareholders’ equity
Common stock	2	2
Additional paid-in capital	9,134	9,148
Retained earnings	28,825	27,088
Accumulated other comprehensive loss	(2,149)	(178)

Total shareholders’ equity	35,812	36,060
Noncontrolling interests	55	68

Total equity	35,867	36,128

Total liabilities and equity	$100,877	$97,460

Elevance Health, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Six Months Ended June 30
	2022	2021
Operating activities
Net income	$3,445	$3,468
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses (gains) on financial instruments	382	(168)
Equity in net earnings of other invested assets	(258)	(309)
Depreciation and amortization	751	591
Deferred income taxes	(172)	(8)
Share-based compensation	122	133
Changes in operating assets and liabilities:
Receivables, net	(662)	(1,632)
Other invested assets	32	(44)
Other assets	(419)	(247)
Policy liabilities	1,514	1,912
Unearned income	(182)	(180)
Accounts payable and other liabilities	632	560
Income taxes	(159)	106
Other, net	(33)	6

Net cash provided by operating activities	4,993	4,188
Investing activities
Purchases of investments	(13,253)	(11,221)
Proceeds from sale of investments	7,140	6,345
Maturities, calls and redemptions from investments	4,347	2,246
Changes in securities lending collateral	(620)	(642)
Purchases of subsidiaries, net of cash acquired	(609)	(3,442)
Purchases of property and equipment	(549)	(489)
Other, net	(58)	(29)

Net cash used in investing activities	(3,602)	(7,232)
Financing activities
Net proceeds from commercial paper borrowings	250	300
Net proceeds from (repayments of) short-term borrowings	(100)	175
Net proceeds from long-term borrowings	357	2,510
Changes in securities lending payable	620	642
Changes in bank overdrafts	817	364
Repurchase and retirement of common stock	(1,169)	(927)
Cash dividends	(618)	(555)
Proceeds from issuance of common stock under employee stock plans	116	141
Taxes paid through withholding of common stock under employee stock plans	(88)	(93)
Other, net	10	11

Net cash provided by financing activities	195	2,568
Effect of foreign exchange rates on cash and cash equivalents	(10)	(7)

Change in cash and cash equivalents	1,576	(483)
Cash and cash equivalents at beginning of period	4,880	5,741

Cash and cash equivalents at end of period	$6,456	$5,258

Elevance Health, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
	2022	2021	2021	2020	2019
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$13,282	$11,135	$11,135	$8,647	$7,266
Ceded medical claims payable, beginning of period	(21)	(46)	(46)	(33)	(34)

Net medical claims payable, beginning of period	13,261	11,089	11,089	8,614	7,232

Business combinations and purchase adjustments	133	420	420	339	—
Net incurred medical claims:
Current year	55,737	48,343	100,440	85,094	78,695
Prior years redundancies(1)	(972)	(1,772)	(1,703)	(637)	(500)

Total net incurred medical claims	54,765	46,571	98,737	84,457	78,195

Net payments attributable to:
Current year medical claims	42,882	37,533	88,156	74,629	70,294
Prior years medical claims	10,401	7,767	8,829	7,692	6,519

Total net payments	53,283	45,300	96,985	82,321	76,813

Net medical claims payable, end of period	14,876	12,780	13,261	11,089	8,614
Ceded medical claims payable, end of period	13	41	21	46	33

Gross medical claims payable, end of period	$14,889	$12,821	$13,282	$11,135	$8,647

Current year medical claims paid as a percentage of current year net incurred medical claims	76.9%	77.6%	87.8%	87.7%	89.3%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	7.9%	19.0%	18.1%	8.0%	7.4%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.0%	2.1%	2.0%	0.8%	0.7%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Elevance Health, Inc.

GAAP Reconciliation

(Unaudited)

Elevance Health, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Elevance Health, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended June 30			Six Months Ended June 30
(In millions, except per share data)	2022	2021	Change	2022	2021	Change
Shareholders’ net income	$1,653	$1,793	(7.8)%	$3,458	$3,458	—%
Add / (Subtract):
Net losses (gains) on financial instruments	231	(172)		382	(168)
Amortization of other intangible assets	166	90		295	170
Loss on extinguishment of debt	—	5		—	5
Transaction and integration related costs	14	12		23	21
Litigation expenses	4	6		5	12
Tax impact of non-GAAP adjustments	(111)	6		(189)	(19)

Net adjustment items	304	(53)		516	21

Adjusted shareholders’ net income	$1,957	$1,740	12.5%	$3,974	$3,479	14.2%

Shareholders’ net income per diluted share	$6.79	$7.25	(6.3)%	$14.18	$13.95	1.6%
Add / (Subtract):
Net losses (gains) on financial instruments	0.95	(0.70)		1.57	(0.68)
Amortization of other intangible assets	0.68	0.36		1.21	0.69
Loss on extinguishment of debt	—	0.02		—	0.02
Transaction and integration related costs	0.06	0.05		0.09	0.08
Litigation expenses	0.02	0.02		0.02	0.05
Tax impact of non-GAAP adjustments	(0.46)	0.02		(0.77)	(0.08)
Rounding impact	—	0.01		(0.01)	0.01

Net adjustment items	1.25	(0.22)		2.11	0.09

Adjusted shareholders’ net income per diluted share	$8.04	$7.03	14.4%	$16.29	$14.04	16.0%

	Full Year 2022 Outlook
Shareholders’ net income per diluted share	Greater than $25.28
Add / (Subtract):
Net losses on financial instruments	$1.57
Transaction and integration related costs	$0.09
Litigation expenses	$0.02
Amortization of other intangible assets	Approximately $3.07
Tax impact of non-GAAP adjustments	Approximately $(1.33)

Net adjustment items	Approximately $3.42

Adjusted shareholders’ net income per diluted share	Greater than $28.70

	Three Months Ended June 30			Six Months Ended June 30
(In millions)	2022	2021	Change	2022	2021	Change
Income before income tax expense	$2,143	$2,353	(8.9)%	$4,469	$4,529	(1.3)%
Net investment income	(381)	(400)		(741)	(691)
Net losses (gains) on financial instruments	231	(172)		382	(168)
Interest expense	208	205		409	397
Amortization of other intangible assets	166	90		295	170
Loss on extinguishment of debt	—	5		—	5

Reportable segments operating gain	$2,367	$2,081	13.7%	$4,814	$4,242	13.5%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal, state and international law and regulation, including changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; the impact of a cyber-attack or other cyber security breach resulting in unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; risks and uncertainties related to our pharmacy benefit management (“PBM”) business, including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; changes in tax laws; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; intense competition to attract and retain employees; risks associated with our international operations; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.